Exhibit 10.18

Confidential Treatment Requested.  Confidential portions of this document have been redacted and have been separately filed with the Commission.  *** Confidential material redacted and filed separately with the Commission.

RECEPTOS CONFIDENTIAL

COLLABORATION AGREEMENT

This Collaboration Agreement (the “Agreement”) is made as of December 20, 2010 (the “Effective Date”) by and between Receptos, Inc., a Delaware corporation (“Receptos”) located at 10835 Road to the Cure, Suite #205, San Diego, California 92121 and Eli Lilly and Company, an Indiana corporation (“Lilly”) having its principal place of business at Lilly Corporate Center, Indianapolis, Indiana 46285 USA.

RECITALS

A.                                    Receptos possesses certain proprietary G-Protein Coupled Receptor (“GPCR”) structure determination technologies useful in connection with rational development of drugs targeting GPCRs including applications of such technologies to the development of potential drugs targeting the GPCR ***.

B.                                    Lilly has independently developed certain proprietary technology related to the development of potential *** (as hereafter defined) drugs targeting *** and Lilly and Receptos wish to enter into a collaboration for the joint conduct of a structure-based drug development program directed to *** and development of *** drugs targeting *** as set forth herein.

NOW, THEREFORE, the Parties agree as follows:

I.    CERTAIN DEFINITIONS

For purposes of this Agreement, the following definitions apply:

1.1                                                                               “Affiliate” shall mean a corporation, company, partnership, joint venture or any other business entity that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the designated party, but only for so long as the relationship exists. For purposes of this definition, “Control” will mean ownership of shares of stock, membership units or other equity interests, having at least 50% of the voting power entitled to vote for the election of directors, managers or other representatives with similar authority, or such other relationship as, in fact, constitutes actual control.

1.2                                                                               *** shall mean a Hit which satisfies the criteria set forth in Exhibit A.

1.3                                                                               “Claim” shall mean any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

1.4                                                                               “Composition of Matter IP” shall mean, with respect to Target, all rights in patents and patent applications claiming (i) compounds or compositions of matter (other than *** and Target) which bind, modulate or otherwise relate to Target, or (ii) methods of making or using compounds or compositions of matter (other than *** and Target) which bind, modulate or otherwise relate to Target.

1.5                                                                               “Confidential Information” shall mean in the case of Receptos, Receptos Research Program Know How, Joint Research Program Know How, Target Structural Information and the terms of this Agreement together with any other proprietary or confidential information of Receptos made available to Lilly for the purposes described in this Agreement; and in the case of Lilly, Lilly Research Program Know How, Joint Research Program Know How, reports with respect to Research and Development Milestones and the terms of this Agreement, together with any other proprietary or confidential information of Lilly, including without limitation, proprietary or confidential information of Third Parties that Lilly is permitted to share with, and that Lilly made available to, Receptos for the purposes described in this Agreement; and, in each case, which is owned or controlled by the applicable Party hereto or any of its Affiliates and is related to the subject matter of this Agreement and that is made available by the applicable Party or its Affiliates to the Other Party or its Affiliates pursuant to this Agreement (or the Confidentiality Agreement) or generated pursuant to this Agreement. Confidential Information will be deemed not to include:

(a)                                 information which is or becomes part of the public domain through no breach of this Agreement by the recipient or any of its Affiliates;

*** Confidential material redacted and filed separately with the Commission.

(b)                                 information which the recipient can demonstrate by its written records was known by the recipient or any of its Affiliates prior to the disclosure thereof by the disclosing Party;

(c)                                  information which is independently developed by the recipient or any of its Affiliates, so long as such development does not result from use of Confidential Information of the Other Party, and such independent development can be demonstrated by written records of the Party claiming such independent development or any of its Affiliates; and

(d)                                 information that becomes available to the receiving Party or its Affiliates on a non-confidential basis, whether directly or indirectly, from a Third Party who has the right to make such disclosure.

Any Confidential Information disclosed in writing shall be clearly identified as confidential by the disclosing Party.

1.6                                                                               “Confidentiality Agreement” shall mean the Confidentiality Agreement between Receptos and Lilly dated January 15, 2010.

1.7                                                                               “Contract Research Arrangement” shall mean an arrangement between Lilly or an Affiliate thereof with a CRE pursuant to which such CRE provides to Lilly (or its Affiliate as applicable) fee-for-service research and/or development services where (i) the CRE does not obtain an ownership or strategic interest in the results of such services or the development program to which it relates, (ii) the CRE obtains no access to, or right to use, any Confidential Information or Intellectual Property Rights of Receptos except for the sole purpose of performing such services for Lilly (or its Affiliate as applicable), and (iii) any disclosure of Confidential Information to such CRE shall be subject to nondisclosure and non-use restrictions no less restrictive than those set forth in this Agreement.

1.8                                                                               “Contract Research Entity” or “CRE” shall mean a Third Party whose primary business is the provision of fee-for-service research and/or development services (including manufacturing and supply of compounds and clinical trial materials).

1.9                                                                               “Crystallization Studies” shall mean, with respect to Target, studies of such Target alone and in combination with *** in order to develop conditions suitable for the preparation of diffraction quality crystals of Target.

1.10                                                                        “Damages” shall mean all damages, losses, liabilities, payments, amounts paid in settlement, obligations, fines, penalties, costs or expenses of any kind or nature whatsoever incurred or paid in connection with any Claim or threatened Claim (including reasonable fees and expenses of outside attorneys, accountants and other professional advisors and of expert witnesses and other costs of investigation, preparation and litigation in connection with such Claim or threatened Claim).

1.11                                                                        “Development Candidate” shall mean a Lead Candidate for which GLP toxicology studies have been initiated.

1.12                                                                        “Development Milestones” shall have the meaning set forth in Section 5.3.

1.13                                                                        “Development Partner” shall mean, with respect to a Party, a Third Party partner of such Party engaged in a bona fide drug development arrangement with such Party involving the Target.

1.14                                                                        “Disqualifying Period” shall have the meaning set forth in Section 12.4.

1.15                                                                        “Drug Discovery” shall mean activities occurring prior to selection of a candidate molecule for clinical development.

1.16                                                                        “EC50” shall have the meaning set forth in Exhibit A.

1.17                                                                        “Excluded Item” shall have the meaning set forth in Section 9.1.2.

1.18                                                                        “Exclusive Period” shall mean, with respect to Research Milestones resulting from the achievement of a Structurally Enabled Hit, the period commencing with the Research Milestone and ending ***.

1.19                                                                        “Exclusive SBDD Deal” shall have the meaning set forth in Section 3.2.

*** Confidential material redacted and filed separately with the Commission.

1.20                                                                        *** shall have the meaning set forth in Exhibit A.

1.21                                                                        “Hit” shall mean a compound which binds selectively to Target.

1.22                                                                        “Initial Press Release” shall have the meaning set forth in Section 9.2.

1.23                                                                        “Intellectual Property Rights” means the property rights afforded (or which may be afforded upon action by a governmental authority, such as the United States Patent Office) to inventions, original expressions of ideas embodied in a tangible form, trade secrets, information, know-how, and the like by patents, copyrights, trademarks, or trade secrets; publicity rights; privacy rights; and moral rights (such as the rights of attribution and integrity).

1.24                                                                        “Joint IP” shall mean all Intellectual Property Rights which, as between Lilly and Receptos, were created or invented jointly by both (x) one or more employees or consultants of Receptos or its Affiliates, and (y) one or more employees or consultants of Lilly or its Affiliates.

1.25                                                                        “Joint Research Program Know How” shall mean Research Program Know How which is Joint IP.

1.26                                                                        “JRC” shall have the meaning set forth in Section 2.2.1.

1.27                                                                        “JSC” shall have the meaning set forth in Section 2.2.2.

1.28                                                                        “Lead Candidate” shall mean a Hit constituting a Structurally Enabled Hit or developed or derived from such a Structurally Enabled Hit or Target Structural Information which has been declared a lead candidate by Lilly in accordance with Lilly’s normal internal processes for lead declaration as such processes exist from time to time, including receipt of formal approval from appropriate internal review and approval committees.

1.29                                                                        “Lilly Indemnified Party” shall have the meaning set forth in Section 11.

1.30                                                                        “Lilly IP” shall mean all Intellectual Property Rights (i) owned or possessed by Lilly prior to the Effective Date or (ii) which, as between Lilly and Receptos, were created or invented solely by Lilly, its Affiliates or employees and consultants of Lilly and its Affiliates (other than Receptos and its Affiliates).

1.31                                                                        “Lilly Research Program Know How” shall mean Research Program Know How which is Lilly IP.

1.32                                                                        “Other GPCR” shall have the meaning set forth in Exhibit A.

1.33                                                                        “Other Party” shall mean (i) with respect to Receptos, Lilly; and (ii) with respect to Lilly, Receptos.

1.34                                                                        “Party” shall mean Lilly or Receptos and “Parties” shall mean Lilly and Receptos.

1.35                                                                        “Phase 1 Trial” shall mean, with respect to a drug candidate, that portion of the clinical development program which provides for the first introduction into humans of a drug candidate with the purpose of generating at least initial evidence related to human toxicity, metabolism, absorption, elimination and/or other pharmacological action, as more fully defined in 21 C.F.R. § 312.21(a), or its successor regulation, or the equivalent in any foreign country.

1.36                                                                        “Phase 2 Trial” shall mean, with respect to a drug candidate, that portion of the clinical development program which provides for clinical trials of a drug candidate in patients for the purpose of generating at least initial evidence related to the safe and effective dose range in the proposed therapeutic indication, as more fully described in 21 C.F.R. § 312.21(b), or its successor regulation, or the equivalent in any foreign country.

1.37                                                                        *** shall mean a Hit which satisfies the criteria set forth in Exhibit B.

1.38                                                                        “Protein Expression” shall mean, with respect to Target, the design and generation of GPCR cDNA constructs related to Target and expression of the resulting protein where such constructs are optimized for amenability to crystallization and yield of the resulting protein.

1.39                                                                        “Receptos Indemnified Party” shall have the meaning set forth in Section 11.1.

*** Confidential material redacted and filed separately with the Commission.

1.40                                                                        “Receptos IP” shall mean all Intellectual Property Rights (i) owned or possessed by Receptos prior to the Effective Date or (ii) which, as between Lilly and Receptos, were created or invented solely by Receptos, its Affiliates or employees and consultants of Receptos and its Affiliates (other than Lilly and its Affiliates).

1.41                                                                        “Research Plan” shall mean the plan for the Research Program set forth in Exhibit D.

1.42                                                                        “Receptos Research Program Know How” shall mean Research Program Know How which is Receptos IP.

1.43                                                                        “Research License” shall have the meaning set forth in Section 4.1.3.

1.44                                                                        “Research Milestones” shall have the meaning set forth in Section 5.2.

1.45                                                                        “Research Program” shall have the meaning set forth in Section 2.1.

1.46                                                                        “Research Program Know How” shall mean such information and materials contributed or generated by either or both Parties during the Research Program, including but not limited to Target Structural Information, ***, and Hits, and which is disclosed by a Party to the Other Party through the JRC or otherwise pursuant to the conduct of the Research Program.

1.47                                                                        ***.

1.48                                                                        “Solution” shall mean a set of coordinates and reduced data in the form of structure factors or intensity defining a three-dimensional structural model from x-ray crystallographic data for Target generated by Receptos in the course of the Research Program.

1.49                                                                        “Structurally Enabled Hit” or “SEH” shall mean a Hit (i) which is conceived, made, developed, identified, or elucidated by either Party or its Affiliates during the Term, whether as an initial or a continuing occurrence, with the benefit of Target Structural Information, ***. Lilly shall have the right upon written notice to Receptos during the Term to deem a Hit that meets some but not all of the requirements of (i) through (iii) above to be considered an SEH.

1.50                                                                        “Structurally Enabled Joint Hit” means an SEH which is covered by (i) Composition of Matter IP that is Joint IP, or (ii) is covered both by Composition of Matter IP that is Receptos IP and also Composition of Mater IP that is Lilly IP.

1.51                                                                        “Structurally Enabled Lilly Hit” means an SEH which is covered by Composition of Matter IP that is Lilly IP, but excluding any Structurally Enabled Joint Hit.

1.52                                                                        “Structurally Enabled Receptos Hit” means an SEH which is covered by Composition of Matter IP that is Receptos IP, but excluding any Structurally Enabled Joint Hit.

1.53                                                                        “Structure Determination” shall mean, with respect to Target, x-ray diffraction data collection, and x-ray crystallographic data refinement in connection with the generation of a structure for Target.

1.54                                                                        “Target” shall mean human *** and shall include variants of *** such as those prepared in the course of the Research Program for the purposes of structure determination

1.55                                                                        “Target Structural Information” shall have the meaning set forth in Section 2.3.1.

1.56                                                                        “Term” shall have the meaning set forth in Section 10.1.

1.57                                                                        “Third Party” shall mean any individual, estate, trust, partnership, joint venture, association, firm, corporation, company or other entity, other than Receptos or Lilly or an Affiliate, employee, or natural person independent contractor thereof.

1.58                                                                        ***.

1.59                                                                        “Upfront Fee” shall have the meaning set forth in Section 5.1.

*** Confidential material redacted and filed separately with the Commission.

II.   PROGRAM

2.1                                                                               Research Program. Lilly and Receptos shall collaborate with respect to structure-based drug discovery research and development activities (the “Research Program”)with the goals of stabilizing and crystallizing the Target; development of Target Structural Information, including determining its high resolution 3D structure and describing binding site requirements of Target for drug candidates, such as ***; and exploitation of such Target Structural Information in the development of a Structurally Enabled Hit as described in more detail herein. Lilly and Receptos shall conduct the Research Program consistent with the Research Plan as such plan is modified from time to time by the JSC, provided that to the extent the Research Plan conflicts with the terms of this Agreement (other than the Research Plan), such terms of this Agreement shall control. The Research Program shall commence on the Effective Date and conclude at the end of the Term.

2.2                                                                               Governance.

2.2.1                                                                      The Parties shall form a Joint Research Committee (“JRC”) which shall serve as the vehicle for the coordination of the Parties’ activities in the Research Program and the exchange of information and developments between the Parties regarding the Research Program. Each of Lilly and Receptos shall appoint a senior scientist to serve as co-Chair of the JRC and shall notify the Other Party in writing of its representative within thirty (30) days of the Effective Date. Participation in the JRC shall be open to all Lilly personnel and Receptos personnel actively engaged in the performance or supervision of activities in the Research Program. It is the intent of the Parties that the JRC shall meet frequently to foster open and collaborative discussion of progress of the Parties and the direction of further efforts to be undertaken in the course of the Research Program. The JRC shall meet in person at least once per quarter, unless the Parties agree otherwise, and shall meet at least biweekly via telephone conference, web-based conferencing or video conference during the Research Program. Unless the JRC members agree otherwise, in person meetings shall alternate between the Receptos office in San Diego and Lilly facilities in Indianapolis or San Diego as Lilly advises for each meeting that Lilly will host The first meeting shall be held at the Receptos facility in San Diego. The JRC shall operate by consensus with each Party having one vote and any disputes shall first be attempted to be resolved by the co-Chairs of the JRC and if they are unable to reach agreement the dispute shall be referred by the co-Chairs of the JRC to the JSC. Each Party shall be responsible for its own costs of participation in the JRC. The co-Chairs of the JRC shall cause written minutes of all meetings to be kept, with the co-Chair for the Party that hosts the meeting being responsible for designating the person responsible for taking the minutes of that meeting. Minutes shall be provided to the other Party for its review and shall become final when approved by both Parties. A Party may change its representative on the JRC by written notice to the other Party provided in accordance with Section 12.4 or by written notice given at a meeting of the JRC.

2.2.2                                                                     The Parties shall form a Joint Steering Committee (“JSC”) which shall be responsible for setting policy with respect to the conduct of the Research Program and endeavoring to resolve any disputes referred to it by the JRC. If the Parties cannot reach consensus on a matter, the matter will be referred to ***, and to the Chief Executive Officer of Receptos, who shall attempt in good faith to reach consensus regarding a final resolution of such dispute. Lilly may, by written notice to Receptos provided in accordance with Section 12.4, replace *** for purposes of the preceding sentence with an alternate representative so long as such replacement representative is a Vice President of Lilly Research laboratories. Receptos and Lilly shall each appoint two persons to serve as members of the JSC. Lilly and Receptos shall each notify the Other Party in writing of its representatives within thirty (30) days of the Effective Date. The JSC shall operate by consensus of the representatives of both Parties, with each Party having one vote, and shall meet quarterly, either telephonically or in person, during the Term. For each meeting, a JSC member shall be appointed to take written minutes of the meeting. The other Party will have the opportunity to comment on those minutes and minutes shall become final when approved by both Parties. A Party may change its representatives on the JSC by written notice to the other Party provided in accordance with Section 12.4 or by written notice given at a meeting of the JSC.

2.3                                                                              Contributions of the Parties.

2.3.1                                                                      Receptos shall be principally responsible for the conduct of Protein Expression, Crystallization Studies and Structure Determination with respect to Target and Receptos shall share with the JRC crystallographic X-ray determined Solutions, partial Solutions, binding site requirements, and three-dimensional models (“Target Structural Information”) achieved by Receptos in the course of the Research Program. In the interest of promoting progress with respect to the goals of the Research Program, the JRC may (i) allocate certain discrete tasks related to Protein Expression, Crystallization Studies and Structure Determination to Lilly, and (ii) in connection with such allocation of tasks in clause (i), direct that the parties engage in material transfer of specified materials and reagents to facilitate the performance of such allocated tasks.

2.3.2                                                                    In support of Receptos’s efforts in connection with Crystallization Studies and Structure Determination, Lilly shall ***.

*** Confidential material redacted and filed separately with the Commission.

2.3.3                                                                    Lilly and Receptos will collaboratively engage in *** through use of Target Structural Information and shall regularly share progress and coordinate ongoing efforts through the JRC with respect to such endeavors.

2.3.4                                                                    Lilly and Receptos shall share resources and efforts, as indicated in the Research Plan, directed to the *** as potential Structurally Enabled Hits including ***.

2.3.5                                                                    To facilitate the conduct of the Research Program, the JRC shall develop a project time-line, subject to approval by the JSC, reflecting the Parties’ good faith estimates of when the activities to be conducted by the Parties in support of the Research Program are projected to be completed.

2.4                                                                               Diligence. The Parties will diligently and in good faith collaborate during the course of the Research Program in efforts to successfully generate Target Structural Information and Structurally Enabled Hits, provided that each Party shall have the right to determine in its discretion the amount of effort and number of full time equivalents of personnel to allocate to the performance of their activities under the Research Program.

2.5                                                                               Access to Solutions. Subject to the rights granted to Lilly in this Agreement, the Solutions and Target Structural Information shall be owned solely by Receptos and shall be the Confidential Information of Receptos. For a period of *** following receipt of a Solution, Lilly shall not disclose such Solution to any Third Party, except that Lilly may disclose a Solution to a Development Partner under appropriate confidentiality arrangements precluding further disclosure and solely as part of a bona fide drug development effort with such Development Partner involving Target. For a period of *** following its delivery of a Solution to Lilly, Receptos shall not publish a Solution or disclose it to a Third Party, except that it may disclose a Solution to any Third Party which is a party to a structure-based drug discovery arrangement with Receptos with respect to Target as permitted herein under appropriate confidentiality arrangements precluding further disclosure. After such *** period, Receptos shall be permitted to publish or otherwise disclose a Solution; provided that (i) such disclosures of a Solution in an academic or scholarly publication shall be made consistent with the provisions of Section 3.4, and (ii) Receptos shall not use Lilly’s name in connection with the publication or disclosure of a Solution without Lilly’s prior written consent.

2.6                                                                               ***

2.7                                                                               Good Laboratory Research Practices. In performing activities in the Research Program, each Party shall follow the Good Laboratory Research Practices set forth in Exhibit E. Each Party shall be solely responsible for its research and development record-keeping and this Section 2.7 shall not create any right of access to, or license in, the Other Party’s records.

III.   EXCLUSIVITY

3.1                                                                               Research Program Exclusivity.

3.1.1                                                                     Receptos represents and warrants that as of the Effective Date, Receptos is not a party to an agreement with any Third Party regarding structure-based Drug Discovery directed to Target, and Receptos covenants that it will not during the Term directly or through an Affiliate that it controls, enter into an agreement with any Third Party regarding structure-based Drug Discovery directed to Target. During the Term, Receptos shall not disclose any Lilly Research Program Know How or Joint Research Program Know How to any Third Party or use any such Research Program Know How in support of any collaboration with a Third Party directed to Target.

3.1.2                                                                         Lilly represents and warrants that as of the Effective Date, Lilly is not a party directly or through an Affiliate to any agreement with any Third Party regarding *** directed to Target, and Lilly covenants that it will not during the Term directly or through an Affiliate, enter into an agreement with any Third Party regarding *** directed to Target; provided, however, that this Section 3.1.2 shall not prohibit Lilly or its Affiliates from entering into or persisting in any Contract Research Arrangement with a CRE. During the Term Lilly shall not disclose any Receptos Research Program Know How or Joint Research Program Know How to any Third Party or use any such Research Program Know How in support of any collaboration with a Third Party directed to Target.

3.1.3                                                                     For the avoidance of doubt, nothing in this Agreement is intended to, nor does any term of this Agreement (i) prevent or limit in any way the right of Lilly to pursue independently (i.e., not in collaboration with any Third Party) any research and development activities (including without limitation those related to Target and to structure

*** Confidential material redacted and filed separately with the Commission.

based research and Drug Discovery and development activities related to Target or otherwise) and to pursue nonstructural based Hit identification activities, such as biochemical and cell-based screening; (ii) require Lilly to contribute as Research Program Know How any research or development results or information for the purposes of this Agreement or the Research Program; or (iii) deprive Receptos of the right to exercise its discretion in the governance of the Research Program as it relates to the transfer of any proprietary Receptos information or materials which are elements of enabling technology for Protein Expression, Crystallization Studies, or Structure Determination.

3.1.4                                                                    Subject to the restrictions set forth in Section 2.5 and the rights of the Parties set forth in Article IV, Receptos shall not disclose any Lilly Research Program Know How not an Excluded Item to any Third Party and Lilly shall not disclose any Receptos Research Program Know How not an Excluded Item to any Third Party.

3.2                                                                               Exclusive Period.

3.2.1                                                                    In the event a Research Milestone is achieved during the Term, then during the Exclusive Period commencing with such Research Milestone (i) the Parties and their Affiliates shall have co-exclusive access to such Structurally Enabled Hit and Target Structural Information related to such Structurally Enabled Hit and shall not disclose such Structurally Enabled Hit, Target Structural Information related to such Structurally Enabled Hit or any Research Program Know How related thereto to any Third Party; and (ii) Lilly shall have the option to negotiate an exclusive structure-based drug discovery research and development collaboration with Receptos with the goal of selecting and developing a Development Candidate (an “Exclusive SBDD Deal”) whereby further development efforts of the Parties with respect to Target would be, during the term of such collaboration, exclusive.

3.2.2                                                                         If the Parties are unable to reach the terms of an Exclusive SBDD Deal, and during the  *** following the conclusion of such Exclusive Period Receptos offers in negotiations for an Exclusive SBDD Deal with a Third Party terms that are substantially equivalent to (or better for the Third Party), in the aggregate, to the terms that Lilly last offered during the Exclusive Period for an Exclusive SBDD Deal, including financial terms which are substantially equivalent to ( or better for the Third Party) than the financial terms last offered during the Exclusive Period by Lilly for an Exclusive SBDD Deal, then Lilly shall have a right of first refusal to enter into an Exclusive SBDD Deal with Receptos on such terms as follows: If the foregoing situation exists, Receptos will so advise Lilly in writing setting forth the proposed terms of the proposed Exclusive SBDD Deal and provide Lilly with the right to accept such terms in writing within thirty (30) business days of receipt of such notice of right of first refusal.

3.2.3                                                                     If the Research Milestone resulted from the achievement of a Structurally Enabled Lilly Hit during the Term, the Term shall end as a consequence of such achievement and the Exclusive Period shall begin. If no Exclusive SBDD Deal is reached as provided above, Section 3.3 shall apply. If the Research Milestone resulted from the achievement of a Structurally Enabled Receptos Hit or a Structurally Enabled Joint Hit during the Term, the Research Project shall continue until the earliest of expiration of the Term, earlier termination as provided in Article X , achievement of a Structurally Enabled Lilly Hit, or agreement upon an Exclusive SBDD Deal in connection with the Structurally Enabled Receptos Hit.

3.2.4                                                                     If the Parties do not enter into an Exclusive SBDD Deal and if Lilly requests no later than thirty (30) days after the end of the Term, Receptos and Lilly shall enter into good faith discussions regarding the provision of services by Receptos with respect to iterative co-crystallization of Lilly proprietary ligands, as requested by Lilly, to assist in Lilly’s SAR development and candidate prioritization. Such services shall be on reasonable terms to be agreed to by the Parties in their mutual discretion prior to the initiation of such services, provided that (i) if the Parties are unable to reach agreement on the terms for such services within three (3) months after the end of the Term, Lilly shall have no further rights under this Section 3.2.4 to enter into such arrangement with Receptos, and (ii) Receptos shall not be required to provide such services to Lilly during the pendency of any structure-based drug discovery collaboration between Receptos and any Third Party with respect to the Target.

3.3                                                                               Post Termination. Subject to the restrictions set forth in Articles II and III, following the end of the Term and any applicable Exclusive Period, nothing herein shall restrict the Parties from entering into structure-based drug discovery and development collaborations with respect to Target.

3.4                                                                               Publication. Except (i) as reasonably required in connection with the submission of patent applications with respect to the Research Program Know How of a Party, (ii) complying with the publication policy of Lilly in Clinical Trial Registries, or (iii) as provided in Section 2.5, neither Party shall publish Target Structural Information prior to *** following the end of the Term. In the event that either Party elects to publish any Target Structural Information in any scientific publication, the Parties shall confer regarding the determination of authorship consistent with the conventional practices of academic publishing. Each Party shall have the right to review all articles proposed by the Other Party for publication in scientific publications that contain any Target Structural Information and to provide comments to such Other Party on such articles. Each Party shall consider the Other Party’s comments in good faith in connection with the preparation of such articles.

*** Confidential material redacted and filed separately with the Commission.

IV.   LICENSE

4.1                                                                                Licenses.

4.1.1                                                                     Receptos hereby grants to Lilly and its Affiliates (i) a non-exclusive non-sublicensable license under its rights in Receptos Research Program Know How and Joint Research Program Know How for use in the conduct of research and development activities during the Term; (ii) a non-exclusive license under such Research Program Know How other than Composition of Matter IP, for use in the conduct of research and development activities following the Term, and such license shall not be sub-licensable except to (x) Development Partners of Lilly and (y) CREs solely pursuant to a Contract Research Arrangement, provided that disclosure of any such Research Program Know How to a Development Partner shall be subject to nondisclosure requirements no less stringent than those set forth herein.

4.1.2                                                                     Lilly hereby grants to Receptos and its Affiliates (i) a non-exclusive non-sublicensable license under its rights in Lilly Research Program Know How and Joint Research Program Know How for use in the conduct of research and development activities during the Term, and (ii) a non-exclusive license under such Research Program Know How other than Composition of Matter IP for use in the conduct of research and development activities following the Term, and such license shall not be sub-licensable except to Development Partners of Receptos, provided that disclosure of any such Research Program Know How to a Development Partner shall be subject to nondisclosure requirements no less stringent than those set forth herein.

4.1.3                                                                     In the event that a Research Milestone is achieved during the Term, in addition to the licenses granted in Sections 4.1.1 and 4.1.2, each Party hereby grants the Other Party and its Affiliates, effective upon the achievement of such Research Milestone, a non-exclusive, non-sublicensable and non-transferable license under such Party’s Intellectual Property Rights therein, to use the applicable Structurally Enabled Hit solely for its internal research and development activities (“Research License”). For the avoidance of doubt, (i) Receptos shall not disclose a Structurally Enabled Lilly Hit to any Third Party, (ii) Lilly shall not disclose a Structurally Enabled Receptos Hit to any Third Party, (iii) Lilly is not herein restricted from the development of a Structurally Enabled Lilly Hit or a Structurally Enabled Joint Hit through clinical studies to a commercial product, and (iv) Receptos is not herein restricted from the development of a Structurally Enabled Receptos Hit or a Structurally Enabled Joint Hit through clinical studies to a commercial product.

4.2                                                                                                   Patents. Notwithstanding anything herein to the contrary, all licenses granted in this Section 4 to any rights in patents or patent applications of either Party other than the Research License, if any, shall terminate at the end of the Term.   In addition, without Lilly acknowledging the validity or enforceability of any rights thereunder, no sublicense is granted by Receptos to Lilly under any rights in patents or patent applications licensed to Receptos by The Scripps Research Institute (“TSRI”) related to any technology underlying Receptos Research Program activities related to Crystallization Studies, Protein Expression, and Structure Determination.

4.3                                                                                           Disclosures. Following the Term and any Exclusive Period, each Party shall additionally be entitled to use an Excluded Item received from the Other Party to the extent that a Third Party would have the right to use such Excluded Item without the benefit of any license, consent or permission directly or indirectly from such Other Party. For the avoidance of doubt, nothing in this Section shall constitute the grant of any license in Intellectual Property Rights arising under the patent laws of the United States or any other jurisdiction.

V.   CONSIDERATION

5.1                                                                               Upfront Fee. Lilly shall pay Receptos a non-refundable upfront technology access fee of five million dollars ($5,000,000) (the “Upfront Fee”) within thirty (30) days of the Effective Date.

5.2                                                                               Research Milestones. Lilly shall pay Receptos the milestones (the “Research Milestones”) set forth below upon the achievement of each milestone event:

5.2.1                                                                     If during the Research Program a Hit satisfies the criteria to be a Structurally Enabled Receptos Hit prior to achievement of a Structurally Enabled Lilly Hit, then, if the Solution related to such Structurally Enabled Receptos Hit then remains confidential (i.e., has not been publicly disclosed other than through any fault or act of Lilly or its Affiliates), Lilly shall pay Receptos a milestone of ***, with such amount payable only one time upon achievement of the first such Structurally Enabled Receptos Hit regardless of the number of Structurally Enabled Receptos Hits; and

*** Confidential material redacted and filed separately with the Commission.

5.2.2                                                                     If during or subsequent to the Research Program a Hit satisfies the criteria to be a Structurally Enabled Joint Hit or a Structurally Enabled Lilly Hit, then, if the Solution related to such Structurally Enabled Joint Hit or Structurally Enabled Lilly Hit, as applicable, then remains confidential (i.e., has not been publicly disclosed other than through any fault or act of Lilly or its Affiliates), Lilly shall pay Receptos a milestone of *** except that in the event that Lilly has already paid the milestone set forth in Section 5.2.1, such amount paid with respect to such Section 5.2.1 milestone shall be creditable toward the payment of this Section 5.2.2 milestone, with such amount payable only one time upon achievement of the first such Structurally Enabled Joint Hit or Structurally Enabled Lilly Hit regardless of the number of such Structurally Enabled Hits achieved.

5.2.3                                                                     The occurrence of Research Milestones shall be confirmed by the JSC. All Research Milestones shall be payable within thirty (30) days after their documented achievement by the JSC. In all events the total amount of Research Milestones payable by Lilly under this Section 5.2 shall not exceed ***.

5.3                                                                               Discovery and Development Milestones. On the first occurrence for Lilly or any of Lilly’s Affiliates or Development Partners (or any other Third Party where Lilly has granted any rights in the applicable compound) of the events set forth below with respect to Target for which a Research Milestone has been met, Lilly shall pay Receptos the milestones (the “Development Milestones”) set forth in the table below:

EVENT	MILESTONE
Selection of a Lead Candidate.	$	***
Selection of a Development Candidate.	$	***
The first human subject dosed in the first Phase 1 Trial with respect to a Development Candidate.	$	***
The first human subject dosed in the first Phase 2 Trial with respect to a Development Candidate.	$	***

Each Development Milestone shall be payable by Lilly only once regardless of how many candidates are advanced by Lilly or any of its Development Partners for Target. Development Milestones shall be payable within thirty (30) days after their documented achievement. For the avoidance of doubt, Development Milestones shall be earned whether the applicable development event occurs during or after conclusion of the Term. In the event that a Lead Candidate selection Development Milestone is achieved, such event shall be deemed also to be the achievement of the Research Milestone of Section 5.2.2.

5.4                                                                                Reporting. During the Term and for ten (10) years following conclusion of the Term (unless all Research and Development Milestones have been paid), Lilly shall report to the JRC during the Term and thereafter make annual written reports to Receptos stating whether any Research Milestone or Development Milestone events, based directly on activities of Lilly, its Affiliates or its Development Partners in the Research Program, have been achieved, and a summary of progress towards their achievement, by any entity for which Lilly would incur an obligation to pay any such Research or Development Milestone.   Such written reports shall contain a summary of progress towards the achievement of a Structurally Enabled Hit. Any reports provided under this section constitute Confidential Information of the reporting Party. For the avoidance of doubt, Lilly shall have no obligation to make any effort towards the achievement of a Research Milestone or a Development Milestone following the end of the Term.

5.5                                                                               Records.

5.5.1                                                                    Each Party, during the Term and any period during which it has reporting obligations pursuant to Section 5.4, will keep, and will require any Affiliates and Development Partners to keep, complete and accurate records of development efforts it conducts or has conducted on its behalf, consistent with the records it would keep on its own R&D projects.

*** Confidential material redacted and filed separately with the Commission.

5.5.2                                                                    Lilly’s records shall be in sufficient detail to allow the payment obligations of Lilly to be determined accurately with respect to the Research and Development Milestones. Receptos shall have the right (unless all Research and Development Milestones have been paid) for a period of three (3) years after receiving any report or statement with respect to milestone developments to appoint an independent external auditor of national stature reasonably acceptable to the Other Party to inspect the relevant records of Lilly’s development efforts to verify such report or statement including the occurrence of any events giving rise to an obligation to pay any Research or Development Milestone. The independent external auditor will not be engaged on a contingent basis. Lilly will make its records and the records of its Affiliates available, and will require its Development Partners to make their records available, for inspection by such auditor during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Receptos, to verify the accuracy of the reports and payments. Receptos will ensure that the independent external auditor has executed a nondisclosure agreement on terms substantially similar as the nondisclosure agreement between the Parties.   Such inspection right will not be exercised more than once in any calendar year. Receptos will bear all costs and expenses associated with an audit conducted pursuant to this Section, provided, however, that if the designated auditor discovers a failure to pay any Research or Development Milestone, then Lilly will bear all costs and expenses associated with such audit. Receptos agrees to hold in confidence, in accordance with the terms of Article 9, all information concerning Research and Development Milestones and related reports of Lilly, and all information learned in the course of any audit or inspection, except to the extent necessary for Receptos (x) to reveal such information in order to enforce its rights under this Agreement, (y) to report the results of such audit (other than any clinical, scientific or research and development records) to any of Receptos’s licensors (including TSRI), or (z) if disclosure is required by law.

5.6                                                                               Taxes.

5.6.1                     Lilly will make all payments to Receptos under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment.

5.6.2                     Any tax required to be withheld on amounts payable under this Agreement will promptly be paid by Lilly on behalf of Receptos to the appropriate governmental authority, and Lilly will furnish Receptos with proof of payment of such tax. Any such tax required to be withheld will be an expense of and borne by Receptos.

5.6.3                     Lilly will cooperate with respect to all documentation required by any taxing authority or reasonably requested by Receptos to secure a reduction in the rate of applicable withholding taxes.

VI.   OWNERSHIP AND INTELLECTUAL PROPERTY

6.1                                                                                Ownership.

6.1.1                                                                     Subject to the licenses granted and the restrictions set forth herein, Lilly shall own all right, title and interest in Lilly IP, and a Structurally Enabled Lilly Hit (subject to Receptos rights set forth in Sections 4.1.2 and 4.1.3).

6.1.2                                                                     Subject to the licenses granted and the restrictions set forth herein, Receptos shall own all right, title and interest in Receptos IP, and a Structurally Enabled Receptos Hit (subject to Lilly rights set forth in Sections 4.1.1 and 4.1.3).

6.1.3                                                                     Subject to the licenses granted and the restrictions set forth herein, Lilly and Receptos shall jointly own all right, title and interest in the Joint IP and each shall be free to exploit and sublicense the Joint IP throughout the world without accounting to the Other Party.

6.2                                                                               Inventorship. For the purposes of determining the inventorship of any Intellectual Property Rights hereunder, the laws of the United States regarding inventorship shall apply, provided that in the event of a dispute with respect to the inventorship of any subject matter arising from any activities contemplated under this Agreement where such dispute is not resolved by the Parties, the inventorship for such intellectual property shall be determined de novo by the trier of fact having jurisdiction over such dispute without any presumption of correctness attributed to any granted right, application, registration or filing made with respect to such intellectual property.

6.3                                                                               Patent Prosecution.

6.3.1                                                                     Lilly shall have sole discretion and sole responsibility with respect to filing, prosecution and maintenance of any patent applications or patents in Lilly IP.

6.3.2                                                                     Receptos shall have sole discretion and sole responsibility with respect to filing, prosecution and maintenance of any patent applications or patents in Receptos IP.

6.3.3                                                                     Lilly and Receptos shall cooperate with respect to the identification, evaluation and protection of rights in Joint JP including the timing and scope of applications for patent protection with respect to Joint IP and shall provide relevant information to the Other Party for such purposes.

VII.   INFRINGEMENT OF THIRD PARTY RIGHTS

7.1                               Third Party Claims. During the Term, Lilly and Receptos will each promptly notify the other of any Claim by a Third Party against Lilly or Receptos, or any Affiliate of Receptos or Lilly, alleging infringement of such Third Party’s Intellectual Property Rights as a result of the performance of the activities of the Research Program. The Parties will cooperate and use their good faith, commercially reasonable efforts to resolve such claimed infringement and will consult together as to the action to be taken and as to how the defense will be handled, with each Party entitled to participate in the defense and to be represented by counsel of its choice (and each Party being responsible for the fees of its counsel).

VIII.   REPRESENTATIONS AND WARRANTIES

8.1                                                                               Representations and Warranties of Both Parties. Receptos and Lilly each hereby represents and warrants to the other, as of the Effective Date, as follows:

8.1.1                                                                     It is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

8.1.2                                                                     The execution, delivery and performance by it of this Agreement and the transactions contemplated thereby have been duly authorized by all necessary corporate action and stockholder action and will not (i) violate any applicable laws or regulations or (ii) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

8.1.3                                                                     This Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditors’ rights generally and general principles of equity.

8.1.4                                                                     It is not under any obligation to any Third Party, contractual or otherwise, that conflicts with the terms of this Agreement or that limits the rights of such Party to fulfill its obligations hereunder.

8.2                                                                               Representation and Warranty of Receptos. Receptos represents and warrants to Lilly that, as of the Effective Date:

8.2.1                                                                      Receptos has provided Lilly with a complete and accurate (subject to redaction of confidential financial terms) copy of Receptos’ agreement with TSRI referred to in Section 4.3.

8.3                                                                               Mutual Limitations on Warranties. Other than the representations and warranties made by the Parties pursuant to Sections 8.1 and 8.2 or elsewhere expressly in this Agreement, THE PARTIES DISCLAIM ANY AND ALL OTHER WARRANTIES WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY WARRANTY ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

8.4                                                                               Compounds Provided. Compounds and Hits provided under this Agreement by either Party are not useable in humans and are not to be used in humans unless and until such compounds meet all applicable requirements for such use.

IX.   CONFIDENTIAL INFORMATION

9.1                                                                                Confidentiality.

9.1.1                                                                     Each Party agrees that during the Term and for a period of five (5) years thereafter, it shall use all commercially reasonable efforts (but at least the same efforts it uses to protect its own Confidential Information) to keep, and cause its Affiliates, Development Partners and licensees, if any, to keep confidential all Confidential Information of the Other Party, and neither Party nor any of its Affiliates, Development Partners or licensees, if any, will use or disclose the Confidential Information of the Other Party except as expressly permitted in this Agreement. In order to ensure that Lilly meets its confidentiality obligations to Third Parties from which Lilly may have obtained confidential information that Lilly is entitled to provide to Receptos but which Receptos is not permitted to share with other third Parties, Lilly may expressly designate such information it possesses which is actually subject to confidentiality obligations owed by Lilly to a Third Party as “LILLY THIRD PARTY CONFIDENTIAL INFORMATION” by affixing a label to such confidential information or otherwise designating in writing such Confidential Information as LILLY THIRD PARTY CONFIDENTIAL INFORMATION. Receptos shall not disclose any LILLY THIRD PARTY CONFIDENTIAL INFORMATION to Development Partners of Receptos or any Third Party.   The Parties acknowledge that Confidential Information may have been disclosed by either Party or its Affiliates to the Other Party or its Affiliates pursuant to the Confidentiality Agreement. All information disclosed pursuant to the Confidentiality Agreement will be deemed Confidential Information of the disclosing Party within the meaning of this Agreement and subject to the terms hereof. All information, whether written, electronic or otherwise, related to the Research Project, including meeting minutes and presentations, that is disposed of or destroyed shall be done so in a manner that protects its confidentiality.

9.1.2                                                                     The fact that a particular item of information is not or has ceased to be Confidential Information by virtue of one or more of the exclusions specified in the definition of Confidential Information set forth in Section 1.5 (the “Excluded Item”) shall not relieve the Party who obtained or received the Excluded Item from that Party’s obligation of confidentiality and non-use (a) as to any other item of Confidential Information of the Other Party or (b) as to the relationship of the Excluded Item to any other item of Confidential Information of the Other Party.

9.1.3                                                                     Each Party agrees not to disseminate Confidential Information of the Other Party over the internet or any similar form of electronic communication without the prior written approval of the Other Party; provided, however, that a Party can send Confidential Information over a secured, internal electronic mail system or over the Internet so long as such Confidential Information is encrypted and password protected.

9.1.4                                                                     Each Party hereby acknowledges that the Confidential Information of the Other Party is highly valuable, proprietary and confidential and that any disclosure to any officer, employee, or agent of such Party or any of its Affiliates will be made only to the extent necessary to carry out its responsibilities or exercise its rights under this Agreement and only if such officer, employee or agent is informed of the confidential nature thereof and shall have agreed to hold such information in confidence under confidentiality provisions at least as stringent as those provided in this Agreement.

9.1.5                                                                     The Parties agree that the obligations of this Section 9.1 are necessary and reasonable in order to protect the Parties’ respective businesses, and that monetary damages alone may be inadequate to compensate a Party for any breach by the Other Party of its covenants and agreements set forth herein. The Parties agree that any breach or threatened breach of this Section 9.1 may cause irreparable injury to the injured Party for which Damages may not be an adequate remedy and that, in addition to any other remedies that may be available, in law and equity or otherwise, such Party will be entitled to equitable relief against the breach or threatened breach of the provisions of this Section 9.1.

9.2                                                                               Disclosure to Investors; Public Announcements. The Parties have agreed on an initial press release of the transaction contemplated by this Agreement which is attached hereto as Exhibit C (the “Initial Press Release”). The Initial Press Release may be issued or used by each Party individually during the first week of January 2011 or at such later time as mutually agreed in writing by the Parties. After the later of the end of the Term and any Exclusive Period, if any, Receptos shall additionally be permitted to announce publicly or otherwise disclose the achievement of a Solution for Target without disclosing Target Structural Information or Lilly’s name in connection therewith.

9.3                                                                               Other Permitted Disclosures. The receiving Party shall additionally be permitted to (i) disclose Confidential Information to actual or potential professional investors, acquirers, merger partners or retained professional advisors (e.g., attorneys, accountants, investment bankers), under confidentiality and non-use obligations at least as strict as those set forth in Section 9.1; and (ii) issue statements and make disclosures that such Party determines to be necessary to comply with applicable law (including the disclosure requirements of the U.S. Securities and Exchange Commission, the NASDAQ stock market or any other stock exchange on which securities issued by such party are traded or proposed to be traded) or as appropriate in connection with an offer of securities.

9.4                                                                               Required Disclosure. The receiving Party will be entitled to disclose Confidential Information where such disclosure is reasonably necessary to enforce its rights pursuant to this Agreement or where demand for such disclosure is made on the receiving Party pursuant to: (i) a valid order of a court or other governmental body or (ii) any other applicable law; provided that if the receiving Party intends to make such disclosure or receives such demand, the receiving Party shall give the disclosing Party prompt notice of such fact to enable the disclosing Party to seek a protective order or other appropriate remedy concerning any such disclosure. The receiving Party will fully co-operate with the disclosing Party at the disclosing Party’s expense in connection with the disclosing Party’s efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, the receiving Party will make such disclosure only to the extent that such disclosure is legally required.

X.   TERM AND TERMINATION

10.1                                                                        Term. Unless earlier terminated in accordance with the provisions set forth herein this Agreement will remain in effect from the Effective Date until December 31, 2012 (the “Term”).

10.2                                                                        Termination by Receptos. Receptos may terminate this Agreement immediately in the event of a material breach by Lilly or its Affiliates of this Agreement, provided that Lilly has received written notice from Receptos of such breach, specifying in reasonable detail the particulars of the alleged breach, and such breach has not been cured within sixty (60) calendar days after the date of receipt of the relevant notice.

10.3                                                                        Termination by Lilly.

10.3.1                                                              Lilly may terminate this Agreement upon written notice to Receptos immediately in the event of a material breach by Receptos or its Affiliates of this Agreement, provided that Receptos has received written notice from Lilly of such breach, specifying in reasonable detail the particulars of the alleged breach, and such breach has not been cured within sixty (60) calendar days following receipt of the relevant notice.

10.3.2                                                              Lilly may terminate this Agreement in Lilly’s sole discretion upon sixty (60) days advance written notice to Receptos, provided that in no event shall such termination relieve Lilly of the obligation to pay the Upfront Fee or any Research Milestone or Development Milestone when earned.

10.4                                                                        Rights and Duties Upon Termination or Expiration. Upon the termination or expiration of this Agreement, each Party will have the right to retain all payments from the Other Party properly made pursuant to this Agreement, and each Party shall pay to the other all sums accrued hereunder which are then due. Each Party shall return to the other Party all Confidential Information of the other Party except for that Confidential Information for which the Party has license rights under Article IV. Each Party shall return to the Other Party all compounds, chemicals, reagents and the like provided by such Other Party for the Research Project. Upon the termination or expiration of this Agreement, and without limiting the provisions of Section 10.5, each Party (i) shall be bound by the restrictions and exclusivity provisions in Articles II and III that apply post expiration or termination of the Term, (ii) shall have the rights provided in Article IV, and (iii) shall have the obligations set forth in Sections 5.2., 5.3, 5.4, 5.5., and 5.6 with respect to payments that may be required after the Term; provided, however, that in the event the Agreement is terminated for material breach, the licenses granted herein to the breaching Party shall terminate.

10.5                                                                        Survival. Such provisions of the Agreement which by their terms extend beyond the termination of the Agreement, including Sections 1, 2.5, 3.1.3, 3.1.4, 3.2-3.4, 5.2-5.6, and 10.4-10.5 and Articles IV, VI, IX, XI and XII, shall survive the termination or expiration of this Agreement.

XI.   INDEMNIFICATION AND LIMITATION OF LIABILITY

11.1                                                                         Indemnification by Lilly. In addition to any other rights Receptos may have at law or in equity, Lilly will indemnify, defend and hold harmless Receptos and its Affiliates and their respective employees, officers and directors, and their successors and assigns (each, a “Receptos Indemnified Party”), from and against any and all Damages which the Receptos Indemnified Party may incur, suffer or be required to pay to the extent resulting from or arising out of Claims by a Third Party: (i) relating to the development, manufacture, marketing, distribution, promotion or sale by Lilly, its Affiliates, Development Partners or licensees, assignees, designees or agents, or any employees, agents or representatives thereof, of a Development Candidate or other product arising from the Research Program; (ii) relating to any adverse event arising in connection with the development, manufacture, distribution or sale by Lilly, its Affiliates, Development Partners or licensees, assignees, designees or agents, or any employees, agents or representatives thereof, of a Development Candidate or other product arising from the Research Program; or (iii) arising from any material breach of any representation, warranty or covenant of Lilly in this Agreement; except, in each case, to the extent such Damages arise from Claims by Third Parties arising from any gross negligence or willful misconduct of Receptos or its Affiliates.

11.2                                                                        Indemnification by Receptos. In addition to any other rights Lilly may have at law or in equity, Receptos will indemnify, defend and hold harmless Lilly and its Affiliates and their respective employees, officers and directors, and their successors and assigns (each, a “Lilly Indemnified Party”), from and against any and all Damages which the Lilly

Indemnified Party may incur, suffer or be required to pay to the extent resulting from or arising out of Claims by a Third Party: (i) arising from any material breach of any representation, warranty or covenant of Receptos in this Agreement; or (ii) relating to the development, manufacture, use or sale by Receptos, its Affiliates, licensees, assignees, designees or agents, or their employees, agents or representatives thereof, of a product arising from the Research Program; except, in each case, to the extent such Damages arise from Claims by Third Parties arising from any gross negligence or willful misconduct of Lilly or its Affiliates.

11.3                                                                        Conditions of Indemnification of Third-Party Claims. The obligations and liabilities of an indemnifying Party under Section 11.1 or 11.2 hereof with respect to Damages resulting from Claims by Third Parties will be subject to the following terms and conditions:

11.3.1                                                             Promptly after the delivery of a notice seeking indemnification in respect of a Claim and subject to Section 11.3.3, the indemnifying Party may elect, by written notice to the indemnified party, to undertake the defense thereof, at the sole cost and expense of the indemnifying Party. If the indemnifying Party chooses to defend any Claim, the indemnified party shall cooperate with all reasonable requests of the indemnifying Party and shall make available to the indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

11.3.2                                                             In the event that the indemnifying Party, within a reasonable time after receipt of a notice seeking indemnification, does not so elect to defend such Claim, the indemnified party will have the right (upon further notice to the indemnifying Party) to undertake the defense, compromise or settlement of such Claim for the account of the indemnifying Party, subject to the right of the indemnifying Party to assume the defense of such Claim pursuant to the terms of Section 11.3.1 at any time prior to settlement, compromise or final determination thereof, provided, that the indemnifying Party reimburses in full all costs of the indemnified party (including reasonable attorney’s fees and expenses) incurred by it in connection with such defense prior to such assumption.

11.3.3                                                              Notwithstanding anything in this Section 11.3 to the contrary, if the indemnifying Party assumes the defense of any Claim, any indemnified party will be entitled to participate in the defense, compromise or settlement of such Claim with counsel of its own choice at its own expense, provided, however, if the representation by the indemnifying Party’s counsel would present a conflict of interest, then such indemnified party shall be entitled to participate in the defense, compromise or settlement of such Claim with counsel of its own choice at the expense of the indemnifying Party.

11.4                                                                        Settlements. No person who has undertaken to defend a Claim under Sections 11.3.1 or 11.3.2 will, without written consent of all indemnified parties, settle or compromise any Claim or consent to entry of any judgment, provided, however, that such consent will not be required if such settlement, compromise or judgment (i) includes as an unconditional term thereof the release by the claimant or the plaintiff of all indemnified parties from all liability arising from events which allegedly gave rise to such Claim and (ii) contains no restriction, limitation or prohibition of any kind on the manner in which any indemnified party conducts its business. Any payment made by a party to settle a Claim against it without obtaining consent of the indemnifying Party will be at its own cost and expense. Notwithstanding the foregoing, the indemnifying Party will be liable under this Section 11 for any settlement effected without its consent if the indemnifying Party has refused to acknowledge liability for indemnification hereunder and/or declines to defend the indemnified party in any such Claim, action or proceeding and it is determined that the indemnifying Party was liable to the indemnified party for indemnification related to such settlement.

11.5                                                                        Disclaimer of Consequential Damages. IN NO EVENT WILL EITHER RECEPTOS OR LILLY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, OR PUNITIVE DAMAGES ARISING UNDER OR AS A RESULT OF THIS AGREEMENT (OR THE TERMINATION HEREOF) INCLUDING THE LOSS OF PROSPECTIVE PROFITS OR ANTICIPATED SALES, OR ON ACCOUNT OF EXPENSES, INVESTMENTS, OR COMMITMENTS IN CONNECTION WITH THE BUSINESS OR GOODWILL OF LILLY OR RECEPTOS OR OTHERWISE, EXCEPT TO THE EXTENT ANY SUCH DAMAGES (I) ARE PAID TO A THIRD PARTY AS PART OF A THIRD PARTY CLAIM OR (II) RESULT FROM A BREACH OF ANY CONFIDENTIALITY, NON-USE OR NONDISCLOSURE OBLIGATIONS.

XII.   MISCELLANEOUS

12.1                                                                        Governing Law. This Agreement shall be deemed to have been made in the State of New York and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the State of New York (except that all matters related to the scope, validity, and inventorship of patents, shall be determined in accordance with the laws of the United States), without giving effect to the principles of conflicts of law thereof. The application of the United Nations Convention for Contracts for the International Sales of Goods is hereby expressly excluded.

12.2                                                                        Assignment and Binding Effect.

12.2.1                                                              This Agreement may not be assigned by either Party without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed), except as otherwise permitted under this Section 12.2:

(a)                                 Receptos may assign this Agreement to an Affiliate or to a Third Party without such prior written consent as part of a merger, consolidation, sale, or transfer of all or substantially all its assets, but only if the assignee has or simultaneously acquires all of the necessary rights and other assets to perform Receptos’s obligations under this Agreement.

(b)                                 Lilly may assign this Agreement (i) to an Affiliate provided that Lilly remains additionally responsible for the performance of its assignee under the Agreement; or (ii) to a Third Party without such prior written consent as part of a merger, consolidation, sale, or transfer of all or substantially all its assets or its rights and assets related to research and development of Target (whether or not related to Research Program), but only if the assignee has or simultaneously acquires all of the necessary rights and other assets to perform Lilly’s obligations under this Agreement.

12.2.2                                                             No assignment under this Section 12.2 shall be effective unless the intended assignee executes and delivers to the Party which is not the assignor a writing whereby the assignee expressly undertakes to perform and comply with all of its assignor’s obligations hereunder. Notwithstanding such undertaking, such assignor shall continue to be primarily liable for such assignee’s performance hereof and compliance herewith.

12.2.3                                                             Any assignment in violation of this Section 12.2 shall be void and of no effect.

12.2.4                                                             This Agreement, and the rights and duties of the Parties herein contained, shall be binding upon, and shall inure to the benefit of, the Parties and their respective legal representatives, successors and permitted assigns.

12.3                                                                        Independent Contractor Status. The relationship of the Parties hereto is that of independent contractors. Nothing in this Agreement will be construed to constitute, create, give. effect or otherwise imply a joint venture, agency, partnership or other formal business organization or any employer/employee relationship of any kind between the Parties.

12.4                                                                        Non-Solicitation of Employees. During the Term and for a period of one (1) year from the termination or expiration of this Agreement (the “Disqualifying Period”), each Party agrees that it shall not, directly or indirectly, for itself or any other party, urge, induce, or in any manner whatsoever solicit any employee of the Other Party without the prior written consent of the Other Party. This provision shall not be construed to prohibit the advertisement of employment opportunities or job openings so long as such advertisements are not customized for, directed at or targeted at specific employees of the Other Party. If either Party hires an employee of the Other Party in violation of this provision, the hiring Party shall have no liability so long as it terminates said employee within ten (10) days of learning of such violation and, absent written consent by the Other Party, shall not rehire such individual for the remainder of the Disqualifying Period, extended by the number of days such employee worked..

12.5                                                                        Notices. All notices, requests and other communications required or permitted to be given hereunder or with respect hereto will be in writing, and may be given by (i) personal service, (ii) registered first-class United States mail, postage prepaid, return receipt requested, or (iii) overnight delivery service, charges prepaid, and in each case addressed to the Other Party at the address for such Party as set forth below, and shall be effective upon receipt in the case of clauses (i) or (iii) above, and five days after mailing in the case of clause (ii) above.

If to Lilly:	Lilly Corporate Center
Indianapolis, Indiana 46285
Attention: General Patent Counsel
Telephone: 317-276-2958
Facsimile:

If to Receptos:	Receptos, Inc.
10835 Road to the Cure, Suite 205
San Diego, CA 92121
Attention: Vice President, Corporate
Development

With a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP
12255 El Camino Real
San Diego, CA 92130
Attention: Richard Blaylock

The address of either Party set forth above may be changed from time to time by written notice in the manner prescribed herein from the Party requesting the change.

12.6                                                                        Waivers. The waiver by either Party of a default or a breach of any provision of this Agreement by the Other Party will not operate or be construed to operate as a waiver of any subsequent default or breach. The continued performance by either Party with knowledge of the existence of a default or breach will not operate or be construed to operate as a waiver of any default or breach. Any waiver by a Party of a particular provision or right will be in writing, will be as to a particular matter and, if applicable, for a particular period of time, and will be signed by such Party.

12.7                                                                        Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof, superseding all prior agreements and negotiations, and may be modified only by written agreement executed by both Parties.

12.8                                                                        Severability. If any provision in this Agreement is deemed to be, or becomes, invalid, illegal, void or unenforceable under applicable laws, then: (i) it will be deleted and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way, and (ii) the Parties will use commercially reasonable efforts to substitute for the invalid, illegal or unenforceable provision a valid, legal and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

12.9                                                                        Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original but all of which taken together shall be deemed a single instrument. A facsimile transmission of the signed Agreement will be legal and binding on both Parties.

12.10                                                                 Force Majeure. Neither Party to this Agreement will be liable for failure or delay in the performance of any of its obligations hereunder (other than the failure to pay monies owed), if such failure or delay is due to causes beyond its reasonable control, including acts of God, earthquakes, fires, strikes, acts of war, or intervention of any governmental authority, but any such delay or failure will be remedied by such Party as soon as practicable after the removal of the cause of such failure or delay. Upon the occurrence of an event of force majeure, the Party failing or delaying performance will promptly notify the Other Party in writing, setting forth the nature of the occurrence, its expected duration and how such Party’s performance is affected.

12.11                                                                 Interest on Late Payments. If any Party fails to pay in full on or before the date due any amount that is required to be paid to the Other Party under this Agreement, the paying Party will also pay to the Other Party (or its designee), on demand, interest compounded daily on any such amount beginning 16 days after such due date at an annual rate equal to the lowest prime rate as published by The Wall Street Journal (or, if The Wall Street Journal is not then published, such other financial periodical of general circulation in the United States) on or nearest to such due date plus two percent (2%) to be assessed from the date payment of the amount in question first became due.

12.12                                                                 Amendment. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both Parties that specifically refers to this Agreement.

12.13                                                                 Headings and References. All section headings contained in this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

12.14                                                                 No Strict Construction. This Agreement has been prepared jointly and will not be strictly construed against either Party.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

RESSEPTOS, INC.		ELILILLY AND COMPANY

By:	/s/ Faheem Hasnain	By:	/s/ Jan Lundberg, Ph.D.
Print:	Faheem Hasnain	Print:	Jan Lundberg, Ph.D.
Title:	President and Chief Executive Officer	Title:	Executive VP of science and
Technology and President of Lillly
Research Laboratories
Date:	December 21, 2010	Date:	December 20, 2010